Exhibit 99.1

Cirrus Logic Acquires Audio Signal Processing Leader Acoustic Technologies

Arizona-Based Firm Enhances Cirrus Logic’s Strength in Sophisticated Voice Processing Algorithms

AUSTIN, Texas--(BUSINESS WIRE)--October 1, 2013--Cirrus Logic, Inc. (Nasdaq: CRUS) announced today that it has acquired Acoustic Technologies, Inc. The Mesa, Ariz.,-based firm is a leader in embedded firmware voice processing technology, including noise reduction, echo cancelation and voice enhancement.

“Acoustic Tech's team of audio experts and their proven voice processing technologies are a welcome addition to Cirrus Logic's arsenal,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “We expect the combination of sophisticated voice-processing algorithms and Cirrus Logic's market leading audio hardware to provide a very compelling value proposition for our customers.”

Acoustic Technologies has approximately 30 employees who have now joined Cirrus Logic.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Arizona, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic, Inc.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements related to the expected benefits of the acquisition of Acoustic Technologies, Inc. These forward-looking statements are based on our current expectations and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. For factors that could cause our results to vary from expectations, please see the risk factors listed in our Form 10-K for the year ended March 30, 2013, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
Public Relations
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
ahatfield@strategiccom.biz